Exhibit 2

FOR PERSONAL USE ONLY

afterpay

Afterpay Limited ASX: APT

ASX Announcement

20 October 2020

Afterpay to offer savings accounts and cash flow tools to customers

Afterpay and Westpac have entered into a Collaboration Agreement to facilitate the introduction of Afterpay savings accounts and cash flow tools for customers in Australia.

The new money management services, facilitated by Westpac's new digital bank-as-a-service platform, will complement Afterpay's existing business model by offering additional, customer-centric alternatives to traditional banking products.

Available from FY21, the new offerings will replicate the simplicity and transparency of the existing Afterpay service and will empower customers to have greater control over their budget, with an efficient and seamless digital user experience.

Afterpay customers will be able to use their new savings account to conduct the majority of their money management activities, including paying bills, withdrawing cash and budgeting. Further services and tools will be introduced over time to drive even more benefits to customers.

Linking the new services to a user's existing Afterpay account will deliver further insight into how customers prefer to manage their finances, what their savings goals are, and how responsible spending behaviour can be further encouraged and rewarded.

These insights will also deliver a more tailored user experience and more mutually beneficial consumer and retailer connections via the Afterpay platform.

The Westpac digital bank-as-a-service platform uses cloud-native technology from 10x Future Technologies. Being the default buy now pay later provider integrated with this global technology in Australia will assist Afterpay's plans to roll out these platform enhancements across all regions.

By leveraging the globally-scalable technology and associated banking and regulatory infrastructure, Afterpay can design, build and deliver additional services to customers without diverting from its unique and customer-centric business model, as well as retain ownership of its customer interaction and relationships.

The collaboration also brings efficiency benefits to Afterpay's existing activities from a risk management and processing cost perspective and has the potential to facilitate new revenue streams over time, without needing to develop traditional banking or credit products.

afterpay.com

Afterpay Limited | ACN 618 280 649 | ASX:APT
Level 5, 406 Collins Street, Melbourne VIC 3000, Australia | +61 300 100 729

FOR PERSONAL USE ONLY

afterpay

Afterpay CEO and Managing Director, Anthony Eisen, said:

"The introduction of savings accounts and budgeting tools offers new customer benefits that continue to build on our core principle of encouraging responsible spending and enabling financial wellness.

"In deepening our relationship with our customers we will gather greater insights into how they prefer to manage their finances and better understand their savings goals. This will allow us to assist them to budget more effectively and avoid debt traps.

"We are excited to leverage the bank-as-a-service platform to provide customers with a different way to manage their finances, without relying on traditional banking services. We applaud Westpac's foresight in curating this innovative digital platform and welcome their desire to partner with Afterpay to meet the changing needs of a powerful next generation of customers."

Westpac CEO, Peter King, said:

"We are very pleased to be able to offer our digital bank-as-a-service platform to one of Australia's most prolific fintech innovations, Afterpay. This collaboration reflects our strategy to meet the changing needs of customers and demonstrates our desire to partner with differentiated business models that provide alternative ways for consumers to spend and manage their finances.

"We look forward to launching our platform in Q2 with Afterpay and will continue to work together to identify ways in which our partnership can add further value to consumers."

Afterpay Executive Vice President, New Platforms, Lee Hatton said:

"Broadening Afterpay's ecosystem to include new money management tools and products allows us to leverage our insights to deliver innovative solutions that meet the needs of our customers, helping them to make better-informed financial decisions and further differentiating us from traditional credit products.

"The collaboration accelerates Afterpay's ability to bring these additional customer offerings to market in that we can leverage established banking infrastructure and regulatory foundations to develop and deliver new services and more positive outcomes for our customers.

"The advanced core technology available around the world today means we are well placed to ultimately provide these services to our 10 million plus customers across our global footprint. It also means we can continue to drive faster innovation and deliver greater benefits to customers and retailers while staying true to our core values."

Authorised by

Anthony Eisen
CEO & Managing Director

Ends

afterpay.com

Afterpay Limited | ACN 618 280 649 | ASX:APT
Level 5, 406 Collins Street, Melbourne VIC 3000, Australia | +61 300 100 729

FOR PERSONAL USE ONLY

afterpay

For further information contact

Investors	Company	Media
Marie Festa EVP Investor Relations & Communications marie.festa@afterpay.com +61 405 494 705	Amanda Street Company Secretary amanda.street@afterpay.com	Melissa Patch Director of Communications melissa.patch@afterpay.com +61 412 124 195

afterpay.com

Afterpay Limited | ACN 618 280 649 | ASX:APT
Level 5, 406 Collins Street, Melbourne VIC 3000, Australia | +61 300 100 729